CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

Project Seed │Privileged and confidential | 28 June 2024
Share Purchase Agreement
Babcock & Wilcox Renewable Service A/S

    13787420.1

Page: 2 of #NUM_PAGES#

Contents

The table of contents is empty. Heading styles must be applied in the document and be selected in the table of contents properties panel.

Schedules
Schedule A    Interpretation
Schedule 1.1(a)    Legacy Contract Service Agreement
Schedule 1.1(b)    License Agreement
Schedule 1.1(c)    W&I Insurance Policy
Schedule 3.1.2    Purchase Price Calculation Principles
Schedule 5.2(f)    Form of resignation letter
Schedule 6.3.1     MT 760 Guarantee
Schedule 6.5.1    IT services and access
Schedule 7.2    List of Data Room Documentation
Schedule 8.1    Seller’s Warranties
Schedule 14.2    Cessation of joint taxation

    13787420.1

Page: 3 of #NUM_PAGES#

This share purchase agreement (the “Agreement”) has been made on 28 June 2024 by and between
B&W PGG Luxembourg Finance Sárl
Company reg. no. RCS B164684
12E, Rue Guillaume Kroll
LU-1882 Luxembourg
Luxembourg
(the “Seller”)
and
Hitachi Zosen Inova AG
Company reg. No. CHE-105.894.972
Hardturmstrasse 127
8005 Zurich, Switzerland
(the “Buyer”)
(the Seller and the Buyer collectively referred to as the “Parties” and each a “Party”)
WHEREAS
A.The Seller owns the entire issued and registered share capital in Babcock & Wilcox Renewable Service A/S, company reg. (CVR) no. 39134268, a public limited company (in Danish: “aktieselskab”) incorporated and registered under the laws of Denmark and having its registered address at Energivej 16, 6670 Holsted (the “Company”);
B.The Seller has agreed to sell and the Buyer has agreed to purchase the Shares (as defined below) in each case on the terms and subject to the conditions set forth in this Agreement (the “Transaction”);
C.With a view to facilitate an efficient process and coverage in the event of breach of the Seller’s Warranties (as defined bellow) as well as to ensure a clean exit for the Seller subject to the terms of this Agreement, the Seller and the Buyer have agreed that the Buyer simultaneously with Closing (as defined below) will arrange for a buy-side warranty and indemnity insurance to be taken out in the name of the Buyer on the terms and conditions set out in the W&I Insurance Policy (as defined below) and this Agreement;
NOW, it is hereby agreed as follows:
1Definitions and interpretation
1.1In this Agreement, including the Schedules:
    13787420.1

Page: 4 of #NUM_PAGES#

“Accounting Principles”	means the accounting policies, practices and procedures set out in the relevant Accounts for the financial years 2022 and 2023 to the extent not contrary to Danish GAAP;
“Accounts”	means the audited financial statements of each of the Group Companies for the financial years ending on the 31 December 2022 and 31 December 2023, respectively;
“Accounts Date”	means 31 December 2023;
“Adjustment Amount”	has the meaning set out in Clause 3.3.1;
“Affiliates”
means with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. For the purposes of this definition, “control”, when used in respect of any Person means the ownership of more than 50% of the outstanding voting securities or the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing;

“Agreement”	has the meaning set out in the preamble;
“Basket Amount”	has the meaning set out in Clause 9.6.2(b);
“Business Day”	means a day other than a Saturday or Sunday or a public holiday where banks are open for banking business in Denmark, Switzerland and the United States of America, except banking business conducted exclusively through the internet;
“Buyer”	has the meaning set out in the preamble;
“Buyer’s Group”	means the Buyer and its Affiliates at the relevant time, including the Group after Closing, and "member of the Buyer's Group" means any of them;
“Buyer’s Knowledge”	means the actual knowledge of [***] and [***];
“Buyer’s Warranties”	has the meaning set out in Clause 11.111.1;
    13787420.1

Page: 5 of #NUM_PAGES#

“Cash”	has the meaning set out in Schedule 3.1.2;
“Claim”	means any claim by the Buyer against the Seller in respect of a Loss arising from a Seller’s Breach, an alleged Seller’s Breach or otherwise pursuant to this Agreement;
“Claim Notice”	has the meaning set out in Clause 9.3.1;
“Clause”	means a clause of this Agreement;
“Closing”	means the completion of the transactions contemplated by this Agreement in the manner set out in Clause 5;
“Closing Date”	means the date on which Closing occurs;
“Company”	has the meaning set out in the preamble;
“Competent Authorities”
means any (i) national, supra-national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority of any supra-national, national, state, municipal or local government) or any governmental or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (including any tribunal, securities exchange, competition or antitrust authority, or supervisory body);

“Confidential Information”	has the meaning set out in Clause 16.1;
“Consent”	means any consent, permission, assignment, renewal, extension, approval, clearance or authorisation;
“Covered Person”	has the meaning set out in Clause 6.1.3;
“Data Room”	has the meaning set out in Clause 7.1;
“Data Room Documentation”	has the meaning set out in Clause 7.1;
“Debt”	has the meaning set out in Schedule 3.1.2;
    13787420.1

Page: 6 of #NUM_PAGES#

“Disclosed”
means any information or matter disclosed by or on behalf of the Seller in the Data Room Documentation, including disclosure under the Q&A module in the Data Room and recorded management presentations and due diligence expert session Disclosed in the Data Room Documentation, in each case in a manner and relevant context that would allow a professional buyer, who has been assisted and advised by professional advisers, to reasonably discern the relevance of such information or matter based on reading and analysing the information provided, in each case without the need to draw conclusions from several unrelated documents and materials;

“Encumbrance”	means any actual, deferred, contingent or potential security interest, equity arrangement, security interest, lien, encumbrance, pledge, mortgage, deed of trust, hypothecation, conditional sale or similar restriction of any kind;
“Enterprise Value”	has the meaning set out in Clause 3.1.1;
“Estimated Claim”	has the meaning set out in Clause 9.3.1;
“Estimated Net Debt”	means the estimated Net Debt as at Closing, to be estimated by the Seller and presented to the Buyer in accordance with Clause 3.1.4;
“Estimated Working Capital Difference”	means the estimated Working Capital Difference as at Closing, to be estimated by the Seller and presented to the Buyer in accordance with Clause 3.1.4;
“Exchange Rate”	has the meaning set out in Clause 3.4.2;
“Expert”	has the meaning set out in Clause 3.2.4;
“External Claim”	has the meaning set out in Clause 9.4.1;
“Final Purchase Price Calculation”	has the meaning set out in Clause 3.2.1;
“Final Net Debt”	means the Net Debt at Closing as agreed or determined in accordance with Clause 3.2;
“Final Working Capital”	means the Working Capital at Closing as agreed or determined in accordance with Clause 3.2;
    13787420.1

Page: 7 of #NUM_PAGES#

“Fundamental Warranties”	means the warranties set out in paragraphs 1-2 an 19 in Schedule 8.1;
“Group”	means the Company and the Subsidiaries, and “Group Company” means any one of them;
“Initial Purchase Price”	has the meaning set out in Clause 3.1.4;
“Intra-Group Indebtedness”	has the meaning set out in Clause 4.1.1;
“Key Employees”	means [***] and [***];
“Law(s)”	means any national, supranational, state, municipal or local, or other law (including case law, statute, administrative practice and applicable legal principles) or regulation in any country or jurisdiction and the regulations and orders issued thereunder;
“Legacy Contract Service Agreement”	means the legacy contract service agreement between the Company as provider and a member of the Seller’s Group as recipient attached hereto as Schedule 1.1(a):
“Liabilities”	means all liabilities, duties and obligations of every description, whether deriving from contract, Law or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;
“License Agreement”	means the license agreement between the Company as licensee and a member of the Seller’s Group as licensor attached hereto as Schedule 1.1(b):
“Loss”
means any and all direct and reasonably foreseeable (in Danish “advækvate”) losses, damages, penalties, fines, interests, costs (including reasonable legal costs) and expenses (including Taxation), in each case of any nature whatsoever as determined in accordance with general principles of Danish law and as otherwise set out in this Agreement;

“Lower Threshold”	has the meaning set out in Clause 9.6.2(a);
    13787420.1

Page: 8 of #NUM_PAGES#

“MT 760 Guarantee”	has the meaning set out in Clause 6.3.1;
“Net Debt”	means Debt minus Cash;
“Party”	has the meaning set out in the preamble;
“Person”	means any individual, firm, corporate body, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality as well as any company, corporation or other corporate body wherever and however incorporated or established;
“Purchase Price”	has the meaning set out in Clause 3.1.1;
“Reference Working Capital”	means EUR [***];
“Schedule”	means any schedule to this Agreement;
“Seller”	has the meaning set out in the preamble;
“Seller’s Advisor Account”	means Seller’s client account with [***];
“Seller’s Advisor Account Amount”	means EUR [***];
“Seller’s Bank Account”	means Seller’s bank account with [***];
“Seller’s Breach”	means any breach of any of the Seller’s Warranties or any covenant or agreement made in this Agreement by the Seller;
“Seller’s Group”	means the Seller and the Seller’s Affiliates controlled from time to time by the Seller, excluding after Closing the Group, and "member of the Seller's Group" means any of them;
“Seller’s Knowledge”	means the actual knowledge of [***] and [***] after having made due enquiries with the Key Employees;
“Seller’s Trademarks”	has the meaning set out in Clause 6.4.1;
    13787420.1

Page: 9 of #NUM_PAGES#

“Seller’s Warranties”	means the warranties of the Seller set out in Schedule 8.1;
“Shares”	means the entire issued and outstanding share capital of the Company;
“Signing”	means the signing of this Agreement by the Parties;
“Specific Indemnities”	has the meaning set out in Clause 10.1;
“Subsidiaries”	means each of (i) Babcock & Wilcox Renewable Service AB, org. no. 559244-4656 and (ii) Babcock & Wilcox Services France SAS, reg. no. 927 763 789;
“Tax” or “Taxation”
means any form of taxes (direct as indirect) of whatever nature, including without limitation income taxes, corporate taxes, joint taxation remuneration (in Danish “sambeskatningsbidrag”) or similar remuneration for non-Danish jurisdictions, capital gains taxes, payroll taxes, VAT, labour market and other social contribution taxes and duties, including withholding taxes, real estate taxes, energy and environmental taxes and duties, excise duties, customs, duties on salaries, contribution to any labour market funds and/or special pension funds, and any interest, surcharges, fees, and any form of penalties or payments related hereto;

“Tax Warranties”	means the Seller’s Warranties set out in paragraph 19 of Schedule 8.1;
“Transaction”	has the meaning set out in the preamble;
“VAT”	means (i) within the European Union, any Tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) together with any supplemental legislation; and (ii) outside the European Union, any Tax corresponding to, or similar to, the common system of value added tax referred to in paragraph (i) of this definition;
    13787420.1

Page: 10 of #NUM_PAGES#

“W&I Insurance Policy”	means the buy-side warranty and indemnity insurance policy issued as per the Closing Date by the W&I Insurer attached hereto as Schedule 1.1(c);
“W&I Insurer”	means Euclid Transactional UK Limited;
“Working Capital”	has the meaning set out in Schedule 3.1.2;
“Working Capital Difference”	means any difference between the Reference Working Capital and the Final Working Capital, calculated by subtracting the Reference Working Capital from the Final Working Capital.
1.2Each Party has participated jointly in the negotiation and drafting of this Agreement and agree that in the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly and no burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.
1.3For the purposes of this Agreement, the provisions on interpretation as set out in Schedule A shall apply.
2Sale and purchase of the Shares
2.1At Closing, the Seller shall transfer the Shares to the Buyer and the Buyer shall purchase the Shares from the Seller on the terms and subject to the conditions in this Agreement, in each case with all rights attached thereto as of Closing.
2.2Title to the Shares shall pass from the Seller to the Buyer at Closing free from all Encumbrances and with all rights accruing to them as from the Closing Date.
3Purchase Price
3.1Purchase Price and Initial Purchase Price
3.1.1The purchase price for the Shares is:
(a)EUR 81,400,000 (the “Enterprise Value”) minus
(b)the Final Net Debt plus (or minus, if it is a negative number)
(c)the Working Capital Difference
(the “Purchase Price”).
3.1.2The principles for calculating the Purchase Price, including Final Net Debt and Working Capital Difference, are set out in Schedule 3.1.2. The Final Purchase Price
    13787420.1

Page: 11 of #NUM_PAGES#

Calculation in accordance with Schedule 3.1.2 shall be determined as set out in Clause 3.2.
3.1.3For illustrative purposes, included in Schedule 3.1.2 are calculations of the Net Debt, the Working Capital and the Working Capital Difference as per 30 June 2024, each calculated on the basis of the principles set out in Schedule 3.1.2.
3.1.4The Seller has delivered to the Buyer a calculation of the Enterprise Value less the Estimated Net Debt and plus the Estimated Working Capital Difference, in each case as set out in Schedule 3.1.2 and as determined in accordance with the principles set out in Schedule 3.1.2 (the “Initial Purchase Price”). The Initial Purchase Price is calculated as EUR 80,710,093.02.
3.2Final Purchase Price Calculation
3.2.1The Buyer shall prepare a draft calculation of the Final Net Debt, the Final Working Capital and the Working Capital Difference, in each case in accordance with Schedule 3.1.2 (the “Final Purchase Price Calculation”) for submission to the Seller no later than sixty (60) Business Days after Closing. The Final Purchase Price Calculation must be in the format set out in Schedule 3.1.2.
3.2.2The Seller shall have forty-five (45) Business Days from the date of submission by the Buyer of the Final Purchase Price Calculation to provide notice to the Buyer if the Seller has objections to any matter or item in the Final Purchase Price Calculation. Such notice shall be in writing, specify the nature of the objections and include proposals for adjustment of each disputed matter or item in the Final Purchase Price Calculation. For the purpose of preparing such notice, the Buyer shall ensure that the Seller and its advisers are granted reasonable access to all relevant material regarding the Group and reasonable access to interview individuals within normal working hours with knowledge of matters of relevance to the Final Purchase Price Calculation. Further, the Seller and its advisers shall be granted reasonable access to the working papers and records of the auditors having reviewed the Final Purchase Price Calculation.
3.2.3If the Seller agrees to the Final Purchase Price Calculation or if the Seller does not notify the Buyer within the time limit set out in Clause 3.2.2 of any objections to the Final Purchase Price Calculation, the Final Purchase Price Calculation shall be deemed final and binding on the Parties, and the Initial Purchase Price shall be adjusted on the basis thereof as provided for in Clause 3.3.
3.2.4If the Seller notifies the Buyer in accordance with and within the time limit set out in Clause 3.2.2 of any objections to the Final Purchase Price Calculation, the Parties shall attempt to resolve their differences and reach agreement within 20 Business Days after the Seller’s objection notice. If the Parties fail to reach a full agreement, then
    13787420.1

Page: 12 of #NUM_PAGES#

adjustment of the Initial Purchase Price shall be made as provided for in Clause 3.3 with respect to any undisputed amounts. Further, if the subject matter of a disputed item relates to the accounting aspects of the Final Purchase Price Calculation, including the application of the Accounting Principles, either of the Parties may request that an accountant who is a partner of an internationally recognised audit firm with offices in Denmark which does not at the time of appointment have a substantial ongoing engagement with any of the Parties or their respective Affiliates (the “Expert”) be appointed to decide in the disputed items. If the Parties cannot agree on the Expert to be appointed within ten (10) Business Days after the relevant Party’s request for such appointment, either Party may ask FSR – Danish Auditors (in Danish “FSR – Danske Revisorer”) to nominate an Expert, who shall then be appointed by the Parties as Expert.
3.2.5The Expert shall act as an expert and not as an arbitrator and shall not decide on legal issues. The Buyer shall ensure that the Expert is granted access to the Group’s books and records and has reasonable access to interview relevant employees of the Buyer’s Group. Further, the Expert shall be granted access to the working papers and records of the auditors having reviewed the Final Purchase Price Calculation, subject only to the Expert signing and delivering a customary auditor’s release letter.
3.2.6The Expert shall review the objections made by the Buyer and amendments, if any, proposed by the Buyer and the Seller and shall decide on the disputed items and determine the Final Purchase Price Calculation, provided that the Expert cannot deviate from the Parties’ positions, including to make an increase in the Purchase Price greater than as proposed by the Seller or a decrease in the Purchase Price greater than as proposed by the Buyer. The Expert shall apply the principles set out in Schedule 3.1.2 and shall not have any discretion to deviate from these principles. The Final Purchase Price Calculation determined by the Expert shall be final and binding on the Parties, and the Initial Purchase Price shall be adjusted on the basis thereof as provided for in Clause 3.3, save in case of fraud or manifest error, or if the dispute concerns a legal issue. In the event of fraud or manifest error, the relevant part of the determination shall be void and the matter remitted to the Expert. In the event the dispute concerns a legal issue, the dispute shall be resolved by arbitration in accordance with Clause 20. The Expert shall to the extent possible (and provided the Parties have fulfilled their duties to provide access and information in accordance with Clause 3.2.5) deliver his/her decision to the Parties no later than twenty (20) Business Days after having been appointed.
3.2.7Each Party shall bear its own costs relating to the calculation of the Purchase Price. The Parties shall bear the expenses of the Expert in accordance with the Expert’s determination, taking into account whether a Party has prevailed in its argumentation, or, if there is no determination, 50% by the Seller and 50% by the Buyer.
    13787420.1

Page: 13 of #NUM_PAGES#

3.3Adjustment of the Initial Purchase Price
3.3.1As soon as the Final Purchase Price Calculation has been agreed or finally determined as provided for in Clause 3.2 (or by arbitration in accordance with Clause 20 if the dispute concerns a legal issue), it shall be final and binding on the Parties and the Initial Purchase Price shall be adjusted on a EUR for EUR basis on the basis thereof (such adjustment amount being the “Adjustment Amount”). For illustrative purposes, included in Schedule 3.1.2 are formulas for the calculations of the Adjustment Amount.
3.3.2Subject to Clause 9.8.1, the Purchase Price as adjusted in accordance with the foregoing is fixed and not subject to further adjustment.
3.4Currency
3.4.1The Initial Purchase Price, the Final Purchase Price Calculation, and the Adjustment Amount shall be calculated in EUR.
3.4.2Whenever conversion of values to or from any foreign currency for a particular date or period shall be required for purpose of the Final Purchase Price Calculation, including calculation of the Adjustment Amount, such conversion shall be made using the closing mid-point rate for exchanges between those currencies quoted on the website of Danish National Bank for the Closing Date (the “Exchange Rate”).
3.5Payment of the Initial Purchase Price and any Adjustment Amount
3.5.1At Closing, the Buyer shall pay i) the Seller’s Advisor Account Amount in cash to the Seller’s Advisor Account and ii) the Initial Purchase Price less the Seller’s Advisor Account Amount in cash to the Seller’s Bank Account. The payment shall be made by wire transfer of immediately available and freely transferable funds (same day interest), it being agreed that any transfer costs, deductions and charges shall be borne by the Buyer.
3.5.2Payment of the Adjustment Amount, either by the Buyer to the Seller or by the Seller to the Buyer (as the case may be), shall be made within ten (10) Business Days after the Final Purchase Price Calculation has been agreed or finally determined, as provided for in Clause 3.2 (or by arbitration in accordance with Clause 20 if there has been a dispute concerning a legal issue), by wire transfer of immediately available and freely transferable funds (same day interest) to an account designated in writing by the Buyer or the Seller, as applicable, it being agreed that any transfer costs, deductions and charges shall be borne by the paying Party.
4Pre-Closing covenants and actions
4.1Settlement of cash pool arrangement
4.1.1The Parties agree that
    13787420.1

Page: 14 of #NUM_PAGES#

(a)the Group Companies’ participation in the Seller’s Group’s (excluding the Group Companies) cash pool arrangement and
(b)any other intra-group financing or loan arrangements between any member of the Seller’s Group (excluding the Group Companies) and the Group Companies, excluding any excluding any intra-group agreement or arrangement pursuant to which any amount is or shall be owed, outstanding or accrued in the ordinary course (including any VAT arising on such amount) as between any member of Seller’s Group (excluding the Group Companies) and any member of the Group in respect of intercompany trading activity and the provision of services, facilities and benefits between them;
(the “Intra-Group Indebtedness”)
shall be terminated with effect from no later than the Closing Date in a manner to be determined by the Seller and that all amounts owed to or by any member of the Group and any member of Seller’s Group under the Intra-Group Indebtedness shall be settled no later than the Closing Date.
4.2Resignations at Closing
4.2.1The Buyer has instructed that the following members of the board of directors should resign from their current positions with effect from Closing: [***] (as chairman of the Company and the Subsidiaries) and [***] (as board member for the Company and Babcock & Wilcox Services France SAS).
4.3Preparation of Closing
4.3.1The Seller has prior to the Closing Date delivered a statement of the Initial Purchase Price, cf. Clause 3.1.4, and an overview of the Intra-Group Indebtedness and the method for terminating such Intra-Group Indebtedness.
5Closing
5.1Signing of this Agreement and Closing will take place simultaneously and will be completed by electronic exchanges of actions and documents on 28 June 2024.
5.2At Closing, subject to the Buyer’s performance of its obligations pursuant to Clause 5.3, the Seller shall do, deliver or procure the delivery of the following to the Buyer:
(a)deliver documentary evidence that all relevant corporate bodies of the Seller have authorised the execution, delivery and Closing of this Agreement and the consummation by the Seller of its obligations hereunder;
(b)deliver documentary evidence that the Person(s) executing this Agreement on behalf of the Seller is/are duly authorised to do so;
    13787420.1

Page: 15 of #NUM_PAGES#

(c)deliver the License Agreement and Legacy Contract Service Agreement, each duly executed by the parties (other than the member of the Buyer’s Group) thereto, including the Company;
(d)deliver the share register of the Company, updated to reflect that the Shares in the Company have, subject to Closing, been transferred to the Buyer free from any Encumbrances;
(e)confirm that there are no share certificates relating to the French Subsidiary and that the original share certifications relating to the Swedish Subsidiary is in the possession of the Company;
(f)cause the members of the board of directors and/or auditors of the Group Companies who shall resign from their current positions as of Closing, cf. Clause 4.1, to resign from their positions with effect from Closing and to sign a letter of resignation, substantially in the form set out in Schedule 5.2(f);
(g)deliver to the Buyer two (2) electronic copies of the Data Room Documentation;
(h)deliver evidence of settlement by Seller’s Group on the one side and the Group on the other side of any Intra-Group Indebtedness;
(i)deliver the Company’s general meeting’s consent to completion of the Transaction, cf. the Company’s articles of association;
(j)deliver a signed assignment declaration whereby CEO, [***], retroactively and free-of-charge assigns to the Company any and all IP rights pertaining to IP assets developed, created and modified by him during his employment with the Company;
(k)present such other documents and perform such other actions as the Buyer may reasonably require in order to properly perfect its rights under this Agreement.
5.3At Closing, subject to the Seller’s performance of its obligations pursuant to Clause 5.2, the Buyer shall do, deliver or procure the delivery of the following to the Seller:
(a)deliver documentary evidence that all relevant corporate bodies of the Buyer have authorised the execution, delivery and Closing of this Agreement and the consummation by the Buyer of its obligations hereunder;
(b)deliver documentary evidence that the Person(s) executing this Agreement on behalf of the Buyer is/are duly authorised to do so;
    13787420.1

Page: 16 of #NUM_PAGES#

(c)deliver a copy of the Inception No Claims Declaration (as defined in the W&I Insurance Policy) duly executed by the Buyer and delivered by the Buyer to the W&I Insurer on the Closing Date; and
(d)deliver a copy of the W&I Insurance Policy duly issued by the W&I Insurer to the Buyer (for the avoidance of doubt, presenting an agreed form version with confirmation that the broker holds an executed copy of the W&I Insurance Policy in escrow shall suffice for the purposes of fulfilling this deliverable).
(e)pay the Seller’s Advisor Account Amount to, and which at Closing shall be received by, Gorrissen Federspiel in accordance with Clause 3.5, and deliver documentation evidencing that the Seller’s Advisor Account Amount has been transferred to the Seller’s Advisor Account in immediately available funds with value as of the Closing Date;
(f)pay the Initial Purchase Price less the Seller’s Advisor Account Amount to, and which at Closing shall be received by, the Seller in accordance with Clause 3.5, and deliver documentation evidencing that the Initial Purchase Price less the Seller’s Advisor Account Amount has been transferred to the Seller’s Bank Account in immediately available funds with value as of the Closing Date;
(g)pay the insurance premium to the W&I Insurer and any other payment required under the W&I Insurance Policy in accordance with the W&I Insurance Policy; and
(h)present such other documents and perform such other actions as the Seller may reasonably require in order to properly perfect its rights under this Agreement.
5.4Subject to Clause 5.5, all of the actions required to be performed at Closing pursuant to this Clause 5 shall be deemed to have occurred simultaneously, and none of such actions shall be considered performed, until and unless all such actions have been performed or the requirement thereof waived by the relevant Party.
5.5The Buyer shall not be obligated to complete the sale and purchase of the Shares unless the Seller fully comply with its obligations under Clause 5.2 and the Seller shall not be obligated to complete the sale and purchase of the Shares unless the Buyer fully complies with its obligations under Clause 5.3. Notwithstanding the foregoing, neither the Buyer nor the Seller shall be entitled to refuse to proceed to Closing if any of the actions or deliverables required to be carried out or delivered by the other Party in accordance with Clause 5.2 or Clause 5.3 have not been completed if such action or deliverable is immaterial or does not affect the ability to consummate the transactions envisaged by this Agreement in all material respects (in which case, such immaterial
    13787420.1

Page: 17 of #NUM_PAGES#

deliverable or action shall be undertaken by the relevant Party as soon as possible following Closing).
5.6Subject to Clause 5.5, if the Seller’s obligations under Clause 5.2 are not complied with on the Closing Date, the Buyer may, and/or if the Buyer’s obligations under Clause 5.3 are not complied with on the Closing Date, then the Seller may:
(a)waive any deliverable by the non-complying Party, with the effect that Closing may occur; or
(b)defer Closing ten (10) Business Days (so that the provisions of this Clause 5 will apply to the deferred Closing); or
(c)proceed to Closing as far as practicable (without limiting its rights under this Agreement as a consequence thereof, including, on the part of the Seller, requesting specific performance of the Buyer’s obligations under Clause 5.3(a)); or
(d)provided the breach is material or cannot be cured by deferring Closing, submit a written notice of immediate termination of this Agreement to the non-complying Party, in which case all obligations of the Parties under this Agreement will immediately terminate, except for those expressly stated to remain in force notwithstanding termination.
6Post-Closing tasks
6.1Corporate changes and discharge from Liability
6.1.1The Buyer shall as soon as reasonably practicable after the Closing Date, and (to the extent possible) no later than one (1) Business Day thereafter, provide the Seller with documentation confirming that the necessary filings have been made with the Competent Authorities (i) to reflect the change of new legal and beneficial owners of the Group Company, where required and (ii) to de-register the relevant members of the board of directors of the Group Companies having resigned at Closing.
6.1.2The Buyer undertakes promptly to provide the Seller with evidence of such completed de-registrations referred to in Clause 6.1.1 and of the appointment of new members to the board of directors of the Group Companies to comply with any statutory requirements after having received confirmation of completion of such registrations from a Competent Authority. For the avoidance of doubt, the new members to the board of directors shall be authorised to act as board members instead of the resigning members to the furthest extend possible under applicable Law, and subject to the indemnification set out in Clause 6.1.3.
6.1.3Subject to Closing, the Buyer:
    13787420.1

Page: 18 of #NUM_PAGES#

(a)hereby irrevocably waives, and agrees to procure that the Group Companies waive, any claim against Persons having served as members of the board of directors or executive officers of the Group Company (the “Covered Persons”) at any time prior to Closing based on such Covered Persons’ acts or omissions as board members or executive officers in the Group Companies prior to Closing, except in case of fraud (in Danish “bedrageri”) or wilful misconduct (in Danish “forsæt”), as the Buyer shall seek its remedy against the Seller only in accordance with the terms of this Agreement; and
(b)procure that the Group Companies will discharge each of the Covered Persons that resigned or were removed from the relevant Group Company on Closing from Liability for the period prior to Closing at the next annual general meeting in the relevant Group Company in accordance with the general principles of such resolutions under applicable Law. Immediately after passing such resolution, the Buyer shall deliver the relevant extract of such resolution to the Seller, evidencing such discharge.
6.1.4The Covered Persons shall be entitled to rely on and enforce Clause 6.1.3 as third-party beneficiaries (in Danish “egentligt tredjemandsløfte”).
6.1.5Notwithstanding anything to the contrary in this Agreement, the Buyer shall indemnify and hold harmless the Seller as well as the resigning members of the board of directors of the Group Companies from all costs and damages arising out of or related to the Buyer’s breach of its obligations under Clause 6.1.
6.2Insurance arrangements
6.2.1The Buyer acknowledges that all insurance cover arranged in relation to the Group by the Seller or any of its Affiliates (other than the Group) shall be terminated for the Group with effect from Closing, and the Buyer undertakes (i) not to make any claim (and to procure that the Group does not make any claim) under any such policies in relation to insured events arising after the Closing Date; and (ii)to ensure that the Group is covered by insurance arranged by the Buyer with effect from Closing. The Seller shall cooperate in good faith with the Buyer, including take such steps as the Buyer may reasonably request (at no cost of the Seller), to reasonably assist the Buyer in being able to take out insurance covering the Group, provided that the Buyer shall be the sole responsible for taking out any and all insurances to cover the Group after Closing.
6.2.2The Seller or its Affiliate that has taken out insurance covering the Group shall provide reasonable assistance to the Group and the Buyer in respect of insurance claims that have been made by the Group prior to Closing under an insurance policy covering the Group, but held or maintained by the Seller or its Affiliate.
    13787420.1

Page: 19 of #NUM_PAGES#

6.3Release of guarantees etc.
6.3.1Babcock & Wilcox Enterprises, Inc. has issued the [***], attached hereto as Schedule 6.3.1 (the “[***]”). The Buyer shall procure the release of Babcock & Wilcox Enterprises, Inc. from the [***] as soon as reasonably practicable and in no event later than ninety (90) calendar days following the Closing Date. The Seller shall upon the request by the Buyer procure that Babcock & Wilcox Enterprises, Inc. provides the necessary information and such other reasonable assistance as reasonably requested by the Buyer to enable the Buyer to procure such release.
6.3.2In the event that the Buyer fails to procure the release of Babcock & Wilcox Enterprises, Inc. from the [***] within the aforementioned deadline, the Buyer shall pay to the Seller liquidated damages in an amount equal to the actual bank costs incurred by Babcock & Wilcox Enterprises, Inc., as evidenced by bank statements or invoices, in maintaining the [***] for the period from the day that is ninety (90) calendar days after the Closing Date and until Babcock & Wilcox Enterprises, Inc. is so released. The liquidated damages shall be paid by the Buyer to the Seller at the end of each calendar month in which the Buyer fails to procure the release.
6.3.3If, within one (1) calendar year subsequent to Closing, the Seller provides written notice to the Buyer or the Buyer becomes aware that any member of the Seller’s Group remains obligated – whether actually or potentially – under any guarantee, (other than the [***]), which relates to the Liabilities of, or is for the benefit of any of the Group Companies, then the Buyer shall procure the release of such member of the Seller’s Group from any such obligation as soon as reasonably practicable and in no event later than ninety (90) calendar days following the identification thereof. The liquidated damages provisions set out in Clause 6.3.2 do not apply to any failure by the Buyer to secure a release under this Clause 6.3.3.
6.3.4In addition to Clauses 6.3.2 and 6.3.3, the Buyer undertakes to indemnify the members of the Seller’s Group against any claim made against the Seller pursuant to the [***] or any such guarantee identified and notified to the Buyer within one (1) calendar year from the Closing Date to the extent that such claim arises due to the Buyer’s failure to release the concerned guarantee and the Group’s failure to perform as warranted in relation to the guarantee.
6.4Use of Seller’s Trademarks
6.4.1Unless specifically permitted by the Seller, the Buyer shall:
(a)procure that as soon as practically possible and no later than three (3) months after Closing the Group Companies and the Buyer’s Group ceases any and all use of any trademark, business name, designation or domain name used or held by any member of the Seller’s Group, including “Babcock & Wilcox”, “Babcock”, “Wilcox”, “B&W” (the “Seller’s Trademarks”) or any other trademark,
    13787420.1

Page: 20 of #NUM_PAGES#

business name, designation or domain name which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of the Seller’s Trademarks, including in each Group Company’s corporate name;
(b)as soon as practically possible and no later than three (3) months after Closing cause the Group Companies to remove any display of Seller’s Trademarks, from all sites, buildings, websites, online, business documents, products, uniforms etc. of the Group Companies, and at the Seller’s instructions, and to the extent possible, either return to the Seller or destroy such displays.
6.4.2The Buyer acknowledges and agrees that all rights in and to the Seller’s Trademarks and to all the reputation and goodwill associated with the Seller’s Trademarks throughout the world, including any reputation that may accrue as a result of the use of the Seller’s Trademarks, are reserved to and shall belong absolutely to the Seller.
6.5Certain assistance undertaking
6.5.1The Parties have agreed on the IT services, including IT accesses, for the Company as set out in Schedule 6.5.1.
6.6Transfer of UK employees
6.6.1The Parties agree, at their own cost, to complete the transfer of the employment of [***] and [***] from B&W Volund Ltd to an Affiliate of the Buyer (by offering such employees substantially similar terms to ensure such transfer) within four (4) weeks following the Closing Date and perform, execute and deliver, and to cause their respective Affiliates to perform, execute and deliver, such further acts, documents, notifications, certificates, agreements and other documentation as may be required by applicable Law or as may be reasonably required by the Parties, in order to complete the transfer.
6.7Further assurances
6.7.1The Parties agree, at their own cost, to perform, execute and deliver, and to cause their respective Affiliates to perform, execute and deliver, such further acts, documents, certificates, agreements and other documentation as may be required by applicable Law or as may be reasonably required by the Parties, whether on or after Closing, in order to consummate and implement the transactions contemplated by this Agreement.
6.8Information, records and assistance post-Closing
6.8.1The Buyer shall ensure that the Group will keep such books and other business records that relate to the period prior to Closing at least to the extent and for the period prescribed by applicable Law. The Buyer shall further ensure that for such period the Group Companies will allow the Seller and its advisers access, upon reasonable prior written notice, to review and copy such books and other business records at no charge.
    13787420.1

Page: 21 of #NUM_PAGES#

Without limiting the generality of the foregoing, the Buyer shall procure that for a period following Closing and until 31 August 2024, the Company shall make available and give the Seller’s Group reasonable access free of charge to [***] and [***] (being employees of the Company) who shall be obliged to provide reasonable information and assistance to Seller’s Group for the purpose of rendering the Seller’s Group able to finalise and submit the financial reporting under applicable Law.
6.8.2The obligations set out in this Clause 6.8 are subject to the provisions of Clause 16.
7Due diligence
7.1During the period from 1 April 2024 to the Signing Date, the Buyer and the Buyer’s advisers have conducted an independent due diligence of the Group, including having (a) had access to documentation concerning or relevant for the Group (the “Data Room Documentation”) provided in a virtual data room on the data site HighQ under the project name “Seed” (the “Data Room”), (b) had access to submit questions and inquiries regarding the Group and the Data Room Documentation, and (c) participated in the management presentation held on 11 April 2024 and the Q&A sessions held on 2 May 2024 (Legal), 3 May 2024 (Financial) and 8 May 2024 (Tax).
7.2A list of the Data Room Documentation is attached as Schedule 7.2.
8Seller’s Warranties
8.1By executing this Agreement, the Seller has made the warranties set out in Schedule 8.1 (the “Seller’s Warranties”) to the Buyer as of the Signing Date.
8.2The Seller’s Warranties, except for the Fundamental Warranties, are in each case made subject to and qualified by (and, accordingly, the Buyer shall not be entitled to any Claim of indemnification for a Seller’s Breach of the Seller’s Warranties, except the Fundamental Warranties, to the extent that the Buyer’s Loss is attributable to) any and all matters, facts or circumstances matters, facts or circumstances Disclosed and/ or within the Buyer’s Knowledge in each case prior to Closing.
8.3The Seller’s Warranties are the Seller’s complete representations and warranties regarding the Seller, the Shares and the Group and, consequently, the Buyer cannot rely on any implied warranties, representations, assumptions, etc., including based on any information provided or answer given to any request during the due diligence process. Notwithstanding anything to the contrary in this Agreement, the Seller gives no representation or warranty and accept no Liability whatsoever with respect to any matter which is, or may amount to, an opinion, budget, forecast, assessment or projection as to the future operation or profitability of the Group, nor does the Seller give any representation or warranty with respect to any opinion, budget, forecast, assessment or projection with regard to any information provided to the Buyer during the due diligence or otherwise.
    13787420.1

Page: 22 of #NUM_PAGES#

9Seller’s Liability
9.1No liability for Seller’s Breaches of the Seller’s Warranties
9.1.1The Parties acknowledge and agree that the W&I Insurance Policy has been put in place by the Buyer in order for the Buyer to obtain protection in the event of any Seller’s Breach of the Seller’s Warranties and for the Seller to not incur any Liability in respect of such Seller’s Breach, except in case of fraud (“bedrageri”) or wilful misconduct (“forsæt”) by the Seller.
9.1.2The Parties acknowledge and agree that notwithstanding anything in this Agreement to the contrary, the Seller shall not have any Liability towards the Buyer and the Buyer shall not be entitled to take any actions or have any recourse against the Seller in respect of any Seller’s Breach of the Seller’s Warranties, and that the Buyer’s sole remedy for a Seller’s Breach of the Seller’s Warranties shall be to raise claims under the W&I Insurance Policy, irrespective of whether (a) a Loss is covered by the W&I Insurance Policy or not (including for the avoidance of doubt as a result of the lapse, expiration, termination or failure to take out the W&I Insurance Policy, in each case for whatever reason) and/or (b) one or more of the Seller’s Warranties are excluded from the coverage under the W&I Insurance Policy due to the terms of the W&I Insurance Policy, in each case except in cases where such Claim is based on or the result of fraud (“bedrageri”) or wilful misconduct (“forsæt”) by the Seller, in which case Clause 9.1.4 shall apply. For the avoidance of doubt, Seller may be liable towards the Buyer and/ or the Group in respect of the Specific Indemnities.
9.1.3The W&I Insurer has accepted (and the Buyer undertakes that the terms of the W&I Insurance Policy provides) that the W&I Insurer will have no claims, rights of subrogation, or any recourse against the Seller or any member of the Seller’s Group in respect of a Seller’s Breach of the Seller's Warranties, except in case of fraud (“bedrageri”) or wilful misconduct (“forsæt”) by the Seller, and in such case only against the Seller. The Buyer undertakes to the Seller that at the Closing Date the W&I Insurance Policy shall provide for, and it shall at no time be amended to omit or otherwise prevent, the express waiver and release of all of the W&I Insurer's rights of subrogation, contribution and rights acquired by assignment (and any similar or equivalent rights) against the Seller and any members of the Seller’s Group, save in case of fraud (“bedrageri”) or wilful misconduct (“forsæt”) by the Seller. The Buyer further undertakes that the W&I Insurance Policy contains a "third-party rights" clause that may be relied on, and enforced by, the Seller, to defend against any attempted claim, recourse, or subrogation by the W&I Insurer, notwithstanding that the Seller is not a party to the W&I Insurance Policy, and that the W&I Insurance Policy shall at no time be amended to omit such right of the Seller.
9.1.4In case of a Seller’s Breach of any of the Seller’s Warranties arising out of or as a result of fraud (“bedrageri”) or wilful misconduct (“forsæt”) by the Seller, the Buyer or the W&I Insurer (as they may decide) shall in accordance with the terms of the W&I
    13787420.1

Page: 23 of #NUM_PAGES#

Insurance Policy be entitled to direct a Claim for such Seller’s Breach directly against the Seller only, in which case the Seller shall indemnify the Buyer in accordance with the general principles of Danish Law.
9.1.5The Buyer irrevocably and unconditionally agrees and acknowledges that the Liability of the Seller pursuant to this Agreement in no way shall be affected to the detriment of the Seller by:
(a)the Buyer taking or omitting to take any action, which has the effect of invalidating, waiving or limiting the coverage of the W&I Insurance Policy (or any Claim to which the W&I Insurance Policy relates), including failing to pay the premium when due;
(b)the expiration or termination of the W&I Insurance Policy or insolvency of the underwriters or revocation, cancellation or modification of the W&I Insurance Policy;
(c)the inability of, or any denial by, the W&I Insurer to pay any amounts contemplated by the W&I Insurance Policy; or
(d)any amendment, variation or termination of the W&I Insurance Policy, without the prior written Consent of the Seller.
9.2Seller’s liability for other Seller’s Breaches
9.2.1Without limiting the generality of Clause 9.1, to the extent that Seller has any liability towards the Buyer for any Seller’s Breach, the Seller shall indemnify the Buyer for any and all Losses incurred by the Buyer as a result of such Seller’s Breach in accordance with this Clause 9 and subject to the limitations set out herein.
9.2.2Only Losses which have been actually incurred by the Buyer are subject to indemnification, subject to the remaining limitations of this Clause 9.
9.2.3The provisions set out in this Clause 9.2 and Clauses 9.3-9.8 shall in no event result in any Liability in respect of any Seller’s Breach of the Seller’s Warranties to the extent not explicitly set out in Clause 9.1.
9.3Claim Notice
9.3.1In order for a Claim to be valid, the Buyer must promptly give notice (the “Claim Notice”) to the Seller stating in detail (with copies of relevant supporting documents attached) (i) the specific grounds giving rise to such Claim; (ii) the Seller’s Breach; and (iii) the amount of the Loss resulting from such Seller’s Breach or a reasonable estimated amount of the Loss if it is not possible to state the actual amount of the Loss in the Claim Notice (the “Estimated Claim”). The Buyer shall as soon as practically
    13787420.1

Page: 24 of #NUM_PAGES#

possible provide any such other supporting evidence for the Claim as may be reasonably required by the Seller to assess the merits of the Claim and the calculation of the Loss (to the extent such documentation is reasonably available or obtainable by the Buyer).
9.3.2The Buyer shall provide the Seller with a Claim Notice in compliance with Clause 9.3.1 as soon as possible and in no event later than 60 Business Days after the date on which the Buyer became, or ought to have become, aware of the circumstances giving rise to the Claim, failing which the Buyer’s right to indemnification shall expire (and the Seller shall be released from any Liability towards such indemnification) to the extent of i) any increase in the Buyer’s Loss and ii) any Loss that could have been mitigated or otherwise reduced in the absence of such failure. The Seller shall have no Liability for any Seller’s Breach to the extent the Buyer has not provided a Claim Notice in compliance with Clause 9.3.1 in respect of such Seller’s Breach within 90 Business Days after the date on which the Buyer became, or ought to have become, aware of the circumstances giving rise to the Claim.
9.4External Claims
9.4.1Within 40 Business Days from the receipt by a Group Company or the Buyer of notice from a third-party of any claim which may entitle the Buyer to make a Claim against the Seller (and, for the avoidance of doubt not the W&I Insurer) under the terms of this Agreement (an “External Claim”), the Buyer shall notify the Seller in writing, and the Buyer shall thereafter consult in good faith with the Seller in respect of the External Claim and permit the Seller and its advisers reasonable access to the relevant employees of the Buyer’s Group and, as applicable, documents, information and records for the purpose of investigating the matter and enabling the Seller to take any action permitted by this Clause 9.4.
9.4.2The Seller shall, at any time after receiving notice of an External Claim, be entitled, in its sole discretion, by notice in writing to the Buyer, to assume control of the defence of any External Claim on behalf of the Buyer, using counsel of its own choice. If the Seller assumes control of the defence, the Buyer shall cooperate with the Seller and its advisers, at the Seller’s costs, in the defence of the External Claim, including gathering reasonable information, documentation and evidence, ensuring reasonable access to employees of the Buyer’s Group, as applicable, for reasonable interviews and presence at trial and taking all such action which the Seller may reasonably request. The Seller shall in reasonable consultation of the Buyer defend, settle or otherwise make arrangements regarding the External Claim in respect of which the Seller has assumed control of the defence, provided that before entering into any settlement of such External Claim, the Seller shall consult and seek the Buyer’s Consent (not to be unreasonably withheld, conditioned or delayed) unless the Seller commit to fully indemnifying the Buyer for any and all Losses with respect to such External Claim subject to the monetary and other limitations of this Agreement.
    13787420.1

Page: 25 of #NUM_PAGES#

9.4.3Irrespective of whether the Seller has assumed control of the defence of an External Claim, the Buyer must not admit any Liability with respect to, or settle, compromise or discharge such third-party claim, without the prior written Consent of the Seller (not to be unreasonably withheld, conditioned or delayed).
9.4.4If the Seller does not, or until the Seller does, assume control of the defence, the Buyer shall keep the Seller informed of all material developments in relation to the External Claim, including by providing such information as the Seller may reasonably require. The Buyer’s failure to cooperate as set forth above will relieve the Seller of its obligation to the extent that the Buyer’s failure to cooperate has had a negative impact on the External Claim, if any, to indemnify the Buyer with respect to any Losses arising from or in connection with the External Claim to the extent the Seller has been prejudiced, or the Losses have been increased, by such failure by the Buyer.
9.5Losses
9.5.1The Seller shall only be liable for indirect Losses to the extent reasonably foreseeable (in Danish “adækvate”) and shall not be liable for any other contingent, punitive, indirect or consequential Losses.
9.5.2Any Loss in respect of which a Claim is notified to the Seller shall be calculated in EUR subject to the following principles and otherwise in accordance with Danish Law:
(a)the amount of Loss shall be calculated on a EUR for EUR basis without taking into account any multiple or other method used for the calculation of the Purchase Price;
(b)the amount of any Tax benefit or saving obtained or available to the Buyer and/or the Buyer’s Group, including the Group, as a result of the Loss in respect of which a Claim is made, shall be deducted when calculating the Loss;
(c)the amount of any compensation or other recovery (including without limitation insurance proceeds) obtained or available to the Buyer and/or the Buyer’s Group, including the Group, under the W&I Insurance Policy or any other insurance shall be deducted when calculating the Loss;
(d)any occurrence of, or increase of, a Loss attributable to any change in the applicable Law, or any change in Tax rates, after the Closing Date shall be disregarded when calculating the Loss;
(e)any occurrence of, or increase of, a Loss as a result of any act or omission on the part of the Buyer or the Buyer’s Group, including the Group following the Closing Date, or any of their directors, officers, employees or agents shall be disregarded when calculating the Loss;
    13787420.1

Page: 26 of #NUM_PAGES#

(f)any occurrence of, or increase of, a Loss as a result of a change in the Accounting Principles following Closing to conform to those used by the Buyer or the Buyer’s Group shall be disregarded when calculating the Loss;
(g)no Loss shall be deemed to have been suffered to the extent that the matter giving rise to such Loss was taken into account in the calculation of the Purchase Price;
(h)the Buyer shall not be entitled to indemnification or other restitution (i) more than once in respect of the same Loss (no double counting) or (ii) to the extent that a write-down, revaluation of value, impairment, allowance, provision or reserve for or of such Loss or category of Losses has been made in the Accounts; and
(i)when calculating whether or not a Loss exceeds the thresholds in Clause 9.6.2 (i.e. the Lower Threshold and the Basket Amount), Losses sustained in foreign currencies shall be converted into DKK or EUR, as relevant, by applying the Exchange Rate at the time when the Claim Notice is delivered to the Seller.
9.5.3In the event that the amount of any deduction to be made, or amount to be disregarded, for the purposes of calculating the Loss due with respect to a Claim (in each case as referred to in this Clause 9.5) is determined or assessed only after the payment by the Seller to the Buyer of an amount with respect to a Loss, the Buyer shall repay (subject to any withholding taxes or other relevant deductions) to the Seller promptly after such determination or assessment, an amount by which the Loss paid to the Buyer should have been reduced, had such determination or assessment been taken into account in the original calculation of Loss.
9.5.4The Buyer is under an obligation to mitigate the Losses (in Danish “tabsbegrænsningsforpligtelse”) in accordance with Danish Law and the Buyer shall procure that each member of the Buyer’s Group, including the Group, shall do the same.
9.6Monetary limitations
9.6.1Without limiting the generality of Clause 9.1, the Seller’s Liability under the Agreement shall be limited to the amounts set out in this Clause 9.6.
9.6.2The Seller shall not be liable in respect of any Claim for breach of the Seller’s Warranties unless:
(a)the Liability of the Seller in respect of such Claim, as finally determined, exceeds an amount equal to the De Minimis (as defined in the W&I Insurance Policy) for the applicable Seller’s Warranties (the “Lower Threshold”); and
    13787420.1

Page: 27 of #NUM_PAGES#

(b)the aggregate amount of all Claims (excluding those Claims that do not reach the Lower Threshold), as finally determined, exceeds an amount equal to the Retention “as defined in the W&I Insurance Policy) (the “Basket Amount”), and the Seller shall in such event be liable for the full amount of Losses and not only Losses exceeding the Basket Amount (tipping basket).
9.6.3The maximum aggregate Liability of the Seller for any and all Claims for breach of the Seller’s Warranties shall in no event exceed EUR 20,000,000.
9.6.4The limitations in Clauses 9.6.2 and 9.6.3 shall not apply in case of fraud (in Danish: “bedrageri”) or wilful misconduct (in Danish: “forsæt”) by the Seller or a breach of the Fundamental Warranties.
9.6.5Notwithstanding anything to the contrary in this Agreement, the maximum aggregate Liability of the Seller for any and all Claims under this Agreement shall be limited to the Purchase Price.
9.7Time limitations
9.7.1The Seller shall not be liable in respect of any Claim unless a Claim Notice has been submitted by the Buyer to the Seller:
(a)in respect of a Claim resulting from a breach of the Fundamental Warranties, by no later than the date falling 60 months from the Closing Date;
(b)in respect of a Claim resulting from a breach of the Tax Warranties, by no later than the date falling 60 months from the Closing Date; and
(c)in respect of any Claim resulting from any other Seller Breaches (other than those referred to in Clause 9.7.1(a) and (b)), by no later than the date falling 36 months from the Closing Date.
9.7.2The limitations in this Clause 9.7 shall not apply in case of fraud (in Danish: “bedrageri”) or wilful misconduct (in Danish: “forsæt”) by the Seller.
9.8Miscellaneous
9.8.1Any payment by the Seller to the Buyer pursuant to any Claim shall be deemed an adjustment to the Purchase Price.
9.8.2The Buyer has not relied on or been induced to enter into this Agreement by any representation, warranty or assumption save as specifically and explicitly set forth in this Agreement.
9.8.3The remedies provided for in this Clause 9 shall be the exclusive remedies available to the Buyer with respect to any and all Seller’s Breaches and Claims. Subject to
    13787420.1

Page: 28 of #NUM_PAGES#

termination in accordance with the terms of this Agreement, the Buyer is not entitled to and hereby waive any right under applicable Law to rescind this Agreement (in Danish “hæve aftalen”), claim for a proportionate reduction of the Purchase Price (in Danish “forholdsmæssigt afslag”) or claim for any breach of any implied condition (in Danish “bristede forudsætninger”).
10Specific indemnities
10.1Notwithstanding anything to the contrary in this Agreement, the Seller undertakes to indemnify and hold harmless the Buyer, on a EUR for EUR basis, from and against any Losses incurred by the Group or the Buyer relating to the period prior to the Closing Date as a result of or in connection with:
10.1.1[***];
10.1.2[***];
10.1.3[***];
10.1.4[***]; and
10.1.5[***];
(all indemnities set out in this Clause 10.1 being the (“Specific Indemnities”)).
10.2For the avoidance of doubt, the limitations and requirements set out in Clauses 9.6, 9.6.4 and 9.7 shall not apply to any Specific Indemnities provided under Clause 10.
10.3If the Buyer has a right to be indemnified by the Seller under Clause 10.1.1 and/or Clause 10.1.5, the Seller shall be entitled, in its sole discretion, to assume control of the defence of any such claims and the Buyer shall cooperate with the Seller and its advisers, at the Seller’s costs, in the defence of such claims, including gathering reasonable information, documentation and evidence, ensuring reasonable access to employees of the Buyer’s Group, as applicable, for reasonable interviews and presence at trial and taking all such action which the Seller may reasonably request as further set out in Clause 9.4.
10.4The Buyer shall not be entitled to indemnification under Clause 10.1.1 more than once in respect of the same Loss (no double counting). The Buyer shall not be entitled to indemnification under Clause 10.1.1 to the extent any provision or reserve for such Loss was made in the Accounts, it being under stood that the Seller shall only indemnify the Group or the Buyer for any Loss related to the indemnification under Clause 10.1.1 exceeding EUR [***].
    13787420.1

Page: 29 of #NUM_PAGES#

10.5The Buyer shall not be entitled to any indemnification under Clause 10.1.1 to the extent that a Claim for such indemnification has been made later than the 5th anniversary of the Closing Date.
11Buyer’s Warranties
11.1By executing this Agreement, the Buyer has made the following representations and warranties (the “Buyer’s Warranties”) to the Seller as of the date hereof. The Buyer’s Warranties shall be deemed to be repeated at Closing:
11.1.1The Buyer has the corporate power and authority to enter into and perform its obligations under this Agreement and any ancillary documents referred to herein. This Agreement and any other documents executed by the Buyer, which are to be delivered at Closing, have been approved by all relevant corporate bodies of such entity and will, when executed, constitute binding obligations on the Buyer and will be enforceable against the Buyer in accordance with their respective terms.
11.1.2The execution of, entering into, performance of, and compliance with this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, or constitute a default under, any order, judgment, injunction award, or decree of any court or arbitrator or governmental board against or binding on the Buyer or violate any statute, Law, or regulation applicable to the Buyer.
11.1.3There are no actions, claims, other proceedings or investigations pending or threatened against or involving the Buyer or any of its Affiliates which, individually or in the aggregate, may affect the validity or enforcement of this Agreement or prevent the Buyer from consummating the transactions contemplated hereby.
11.1.4The Buyer is entering into this Agreement on its own behalf and not as agent, intermediary, representative of, or otherwise on behalf of, any other third-party.
11.1.5To the Buyer’s Knowledge on the Closing Date, no matters, facts or circumstances exist, which render any of the Sellers’ Warranties untrue or incorrect.
11.1.6The Buyer has obtained sufficient financing for payment of the Purchase Price when due.
11.2The Buyer’s Warranties are given by the Buyer and shall in no event be construed as having been given by or on behalf of any of other member of the Buyer's Group.
12Buyer’s Liability
12.1The Buyer shall indemnify the Seller for any and all Losses incurred by the Seller or any member of the Seller's Group arising out of or resulting from any breach by the
    13787420.1

Page: 30 of #NUM_PAGES#

Buyer or its Affiliates of this Agreement, including the Buyer’s Warranties, in accordance with the general principles of Danish Law.
12.2Any claim to be made under this Agreement by any member of the Seller's Group may only be brought by the Seller against the Buyer, irrespective of whether the Loss or Liability was suffered by the Seller or any other member of Seller's Group. Under no circumstances may the Seller direct (and shall procure that no member of the Seller's Group directs) any claim for any Loss or Liability or any other claims against any member of the Buyer’s group except the Buyer. Any Loss, whether suffered by the Seller or any member of the Seller's Group, shall be directed by the Seller to the Buyer, and the Seller shall not be concerned with the subsequent allocation of Liability within the Buyer’s Group, and the Buyer shall not be concerned with the subsequent distribution or allocation of any compensation for such Liability within the Seller’s Group.
13Restrictive covenants
13.1For two (2) years after the Closing Date, the Seller undertakes to neither directly operate or have a financial interest in any business competing with the business of the Group, provided that nothing shall prohibit the Seller in fulfilling any obligation existing as of Closing under any new build agreement, including in relation to warranty or spare parts. The business of the Group shall for the purpose of this Clause 13 be understood as the business conducted by the Group as at Closing and geographically limited to the jurisdictions in which such business was conducted. The Buyer agrees that the restrictive covenant in this Clause 13 does not apply to any ownership of shares or other ownership rights in any company which competes with the Group’s business, provided that either (a) the revenue derived from such competing business during the immediately preceding calendar year represent no more than 5% of the total revenue of such company during that time period; or (b) such ownership does not exceed 5% of such company.
13.2The Seller hereby covenants and undertakes to refrain, and to procure that all of its Affiliates (from time to time) refrain, within 24 months of the Closing Date, from soliciting, engaging or enticing away or attempting to solicit, engage or entice away from the Group any employee of the Group Companies as per the Closing Date, provided, however, that the period shall be six (6) months from the Closing Date for such employees who are considered salaried employees (in Danish “lønmodtager”) under the Danish Act on Restrictive Covenants (in Danish “jobklausulloven”). This Clause 13.1 shall not apply to (i) general advertisements for employment conducted by the Seller, any of its Affiliates or Persons acting on behalf thereof (including any such recruitment efforts by any recruitment agency) and the hiring of any Persons responding thereto, provided that the aforementioned have not specifically targeted the relevant employee(s), (ii) the hiring of Persons who on an unsolicited basis
    13787420.1

Page: 31 of #NUM_PAGES#

approaches the Seller or its Affiliates or (iii) any Person who has been terminated by the Group Companies.
13.3In addition to the other rights and remedies of the Buyer under this Agreement, in case of any Seller’s Breach of Clause 13.1, the Buyer is entitled to seek an injunction (in Danish “fogedforbud”) before the ordinary courts against the Seller or the relevant Affiliate without having to put up any security.
13.4In case of a breach of the restrictive covenants set out in Clauses 13.1 and/or 13.2, the Seller shall pay liquidated damages to the Buyer in the amount of DKK 700,000 for each violation if the breach is not remedied within ten (10) Business Days of notice from the Buyer alleging that a breach has occurred. Where the violation consists of the setting up and maintenance of a certain state of affairs, a violation shall be deemed to exist for each month such violation persists and shall make the Seller liable to pay further damages calculated as DKK 700,000 per calendar month within which the violation persists.
14Tax and exit from joint taxation
14.1The Company is subject to mandatory joint taxation under Danish Law with Babcock & Wilcox A/S, company reg. (CVR) no. 25 05 36 64, as the administration company.
14.2The Parties have agreed that the provisions set out in Schedule 14.2 shall apply in relation to Tax and the Company’s exit from the joint taxation with Babcock & Wilcox A/S.
15Announcements
15.1The Seller has prepared (and the Buyer has had reasonable opportunity to comment on) the company announcements and/or press releases concerning this Agreement and the transactions contemplated hereby to be released at the Closing Date.
15.2Subject to Clause 15.1, no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Seller (or any member of the Seller’s Group) or the Buyer (or any member of the Buyer’s Group) without the prior written Consent approval of the other Party (which Consent may be subject to reasonable conditions, but shall otherwise not be unreasonably withheld or delayed).
16Confidentiality
16.1The Parties shall treat as confidential all information obtained as a result of entering into or performing this Agreement and which relates to:
(a)the provisions of this Agreement and any other document referred to herein or drawn up to carry out the transactions contemplated hereby;
    13787420.1

Page: 32 of #NUM_PAGES#

(b)the negotiations relating to the Transaction;
(c)the subject-matter of this Agreement;
(d)the existence, or subject matter of, or rulings delivered in, any arbitration or other dispute in relation to this Agreement;
(e)the other Parties and such Parties’ businesses, financials or other affairs; and
(f)in respect of the Buyer until Closing, the business, financial or other affairs of or relating to the Group
(the “Confidential Information”) and shall abstain from using and from disclosing any such Confidential Information to any third-party.
16.2Notwithstanding Clause 16.1, each Party may disclose Confidential Information:
(a)if and to the extent required by Law or for the purpose of any judicial proceedings between the Parties, including arbitration pursuant to Clause 20;
(b)if and to the extent required by any securities exchange, regulatory or governmental body to which that Party is subject or submits, wherever situated, whether or not the requirement for information has the force of Law;
(c)to its professional advisers, auditors, and bankers or prospective financing sources, its direct or indirect investors, together with their directors, officers, advisers or agents who are, in each case, subject to a duty of confidentiality to the disclosing party and who are made aware of the confidential nature of the information disclosed;
(d)if and to the extent the Confidential Information has come into the public domain through no fault of that Party or the Party’s Affiliates;
(e)if and to the extent the Party to whom the Confidential Information relates gives prior written Consent to the disclosure; or
(f)to its Affiliates on a need to know basis, subject to such Affiliates observing the duty of confidentiality set out herein.
16.3Any Confidential Information to be disclosed pursuant to Clauses 16.2(a) or 16.2(b) must be disclosed only after notice to the other Party and only to the extent required or necessary.
17Miscellaneous
    13787420.1

Page: 33 of #NUM_PAGES#

17.1This Agreement, including all Schedules, as amended from time to time, constitute the whole and only agreement between the Parties relating to the transactions contemplated hereby.
17.2This Agreement may only be amended in writing signed by each of the Parties.
17.3No waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of the Party/ies waiving compliance.
17.4No delay or omission by any Party to this Agreement in exercising any right, power, or remedy provided by Law or under this Agreement or any other documents referred to in it shall affect that right, power, or remedy, or operate as a waiver thereof, except as specifically set out in this Agreement. The single or partial exercise of any right, power, or remedy provided by Law or under this Agreement does not preclude any other or further exercise of it or the exercise of any other right, power, or remedy, except as specifically set out in this Agreement. The rights, powers and remedies provided under this Agreement are cumulative and do not exclude any rights, powers, and remedies provided by Law, unless otherwise provided for in this Agreement.
17.5Neither this Agreement nor any rights according to this Agreement are assignable by any of the Parties wholly or partly, except that the Buyer may assign its rights under this Agreement to the W&I Insurer. Further, notwithstanding the foregoing, the Buyer may assign the benefit of this Agreement to any bank or financial institution by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Buyer of the acquisition of the Shares; provided that any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither the Buyer nor the Seller, as applicable, shall be under any greater obligation or Liability than if such assignment had never occurred.
17.6The provisions of this Agreement are independent and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason, any other provision may be invalid or unenforceable in whole or in part. If one or more provisions of this Agreement are held to be contrary to applicable Laws, the Parties agree that the offending provision(s) shall be amended to the extent necessary to make it enforceable and so that original commercial intent of such Clauses are maintained to the extent possible.
18Costs and expenses
18.1Except as otherwise specifically set out in this Agreement, each Party shall pay its own legal, accountancy and other costs, charges and expenses in relation to the negotiation, preparation and implementation of the Transaction.
    13787420.1

Page: 34 of #NUM_PAGES#

18.2Insurance premium, broker fees and any other insurance or underwriting fees or expenses in connection with the W&I Insurance Policy shall be borne by the Buyer.
19Notices
19.1Every communication and notice to be made under this Agreement must be made in English in writing and sent by hand, registered or couriered mail or by email to a Party at the address or email address and for the attention of the individual as set out below:
to the Seller:
B&W PGG Luxembourg Finance SARL
c/o Babcock & Wilcox Enterprises, Inc.
1200 E. Market Street, Suite 650
Akron, OH 44305 U.S.A.
For the attention of

with a copy to:
Gorrissen Federspiel Advokatpartnerselskab
        Axeltrov 2, 1609 Copenhagen W
        Denmark
For the attention of

to the Buyer:
Hitachi Zosen Inova AG
Hardturmstrasse 127, 8005 Zurich, Switzerland
For the attention of

with a copy to:
Lundgrens Advokatpartnerselskab
        Tuborg Boulevard 12, 4. sal, 2900 Hellerup
        Denmark
For the attention of

or to such other Person, address or email address which a Party may in writing notify to the other Parties.
19.2Any notice given under this Agreement shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission if delivered by email.
20Governing Law and arbitration
20.1This Agreement, and any dispute or claim arising out of or in connection with this Agreement, is governed by and construed in accordance with the Laws of Denmark, excluding any provision on applicable Law (conflict of Laws rules).
    13787420.1

Page: 35 of #NUM_PAGES#

20.2Any dispute or claim arising out of or in connection with this Agreement, including any dispute concerning the existence, breach, termination or invalidity thereof, must be settled exclusively by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration) as applicable and adopted by the Danish Institute of Arbitration at the time when such arbitration proceedings are commenced.
20.3The arbitration tribunal will be composed of three (3) arbitrators.
20.4The Seller shall appoint one (1) arbitrator, the Buyer shall appoint one (1) arbitrator and the Institute shall appoint a third arbitrator who shall be the Chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within thirty (30) calendar days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the Institute.
20.5The place of arbitration will be Copenhagen, Denmark, and the language of the arbitration will be English.
20.6The Parties are not entitled to disclose any information relating to the arbitration proceedings to any third-party, including information on any decision or arbitration award, unless the other Parties have Consented in writing to such disclosure. However, each Party is entitled to disclose information relating to the arbitration proceedings to (a) its legal advisers, auditors and direct and indirect investors, together with their directors, officers, advisers or agents who are, in each case, subject to a duty of confidentiality to the disclosing party and who are made aware of the confidential nature of the information disclosed; and (b) a third-party if such disclosure is made to comply with current Law or decisions from Competent Authorities.
---oOo---

    13787420.1

Page: 36 of #NUM_PAGES#

Signature page – Share Sale and Purchase Agreement – Babcock & Wilcox Renewable Service A/S
For and on behalf of the Seller:

__________________________        __________________________
Name: [***]                    Name:
Title: Category A Manager                Title:

For and on behalf of the Buyer:

__________________________        __________________________
Name: [***]                    Name: [***]
Title: CEO                    Title: EVP Systems & Service Solutions

    13787420.1

Page: 37 of #NUM_PAGES#

Schedule A – Interpretation

1All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the Closing Date would extend or increase the Liability of either Party to the other under this Agreement.
2Any reference to a document in the "agreed form" is to the form of the relevant document in the terms agreed between the Seller and the Buyer prior to the execution of this Agreement and signed or initialled for identification purposes only by or on behalf of the Seller and the Buyer (in each case with such amendments as may be agreed by or on behalf of the Seller and the Buyer).
3References to this Agreement include the recitals and Schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties, the recitals, Schedules and Clauses are references respectively to the Parties and their legal personal representatives, successors and permitted assigns, the recitals and Schedules to and Clauses of this Agreement.
4Save where specifically required or indicated otherwise;
4.1words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;
4.2references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
4.3any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form which, for the avoidance of doubt, shall include email; and
4.4references to times of the day are to that time in Denmark and references to a day are to a period of twenty-four (24) hours running from midnight to midnight.
    13787420.1

Page: 38 of #NUM_PAGES#

5Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

    13787420.1